Exhibit 10(iii)

STATE OF NORTH CAROLINA

COUNTY OF HARNETT

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into as of May 24, 2000 by and between NEW CENTURY BANK (hereinafter referred to as the “Bank”) and JOHN Q. SHAW, JR. (hereinafter referred to as “Shaw”).

W I T N E S S E T H:

WHEREAS, the expertise and experience of Shaw and his relationships and reputation in the financial institutions industry are extremely valuable to the Bank; and

WHEREAS, it is in the best interests of the Bank and its shareholders to maintain an experienced and sound executive management team to manage the Bank and to further the Bank’s overall strategies to protect and enhance the value of its shareholders’ investments; and

WHEREAS, the Bank and Shaw desire to enter into this Agreement to establish the scope, terms and conditions of Shaw’s employment by the Bank; and

WHEREAS, the Bank and Shaw desire to enter into this Agreement also to provide Shaw with security in the event of a change in control in the Bank and to insure the continued loyalty of Shaw during any such change in control in order to maximize shareholder value as well as the continued safe and sound operation of the Bank.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Shaw hereby agree as follows:

1. Employment. The Bank hereby agrees to employ Shaw, and Shaw hereby agrees to serve as an officer of the Bank, all upon the terms and conditions stated herein. As an officer of the Bank, Shaw will (i) serve as President and Chief Executive Officer of the Bank, and (ii) have such other duties and responsibilities, and render to the Bank such other management services, as are customary for persons in Shaw’s position with the Bank or as shall otherwise be reasonably assigned to him from time to time by the Bank. Shaw shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank. Shaw hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Shaw and the Bank shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Shaw shall not engage in any other occupation which requires a significant amount of Shaw’s personal attention during the Bank’s regular business hours or which otherwise interferes with Shaw’s attention to or performance of his duties and responsibilities as an officer of the Bank hereunder except with the prior written consent of the Bank. However, nothing herein contained shall restrict or prevent Shaw from personally, and for Shaw’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Shaw’s own benefit so long as said activities do not interfere with Shaw’s attention to or performance of his duties and responsibilities as an officer of the Bank hereunder.

During the term of this Agreement, Shaw shall be allowed, in his sole discretion, to maintain his primary work location in Dunn, North Carolina.

2. Compensation. For all services rendered by Shaw to the Bank under this Agreement, the Bank shall pay Shaw a base salary at a rate of Ninety Five Thousand Dollars and 00/100’s ($95,000.00) per annum; provided that the rate of such salary shall be reviewed by the Board of Directors not less often than annually. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law. In the event of a Change in Control (as defined in Paragraph 8), Shaw’s base salary shall be increased not less than six percent (6%.) annually during the term of this Agreement.

In addition to the foregoing, Shaw shall be entitled to receive cash bonuses on an annual basis during the term of this Agreement as may be determined by the Board of Directors of the Bank or its Compensation Committee.

3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Shaw shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank and available to all employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of the Bank, resolutions of the Bank’s Board of Directors establishing such programs and plans, and the Bank’s normal practices and established policies regarding such programs and plans.

In addition to the other compensation and benefits described in this Agreement, the Bank shall :

(i) Provide Shaw with five weeks of paid vacation leave notwithstanding the policy for the Bank for all other employees. However, during the first three years of the term of this Agreement, Shaw agrees that he will only take two weeks of actual vacation leave and will be compensated, in cash, for the remaining three weeks of vacation leave. Such cash compensation shall be in addition to the cash compensation set forth in Paragraph 2 hereof. Additional leave may be taken with the approval of the Chairman or the Executive Committee.

(ii) The Bank shall assume payment of Shaw’s civic club and country club dues provided that Shaw shall be responsible for all personal expenses for use of such clubs;

(iii) The Bank shall reimburse Shaw for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of the Bank pursuant to established policies;

(iv) The Bank shall provide to Shaw and his spouse major medical insurance coverage, including health, term life ($500,000 coverage for Shaw), disability, and dental, at no cost to Shaw or his spouse which will be under policies at least equivalent to the insurance coverage generally provided to active full-time employees of the Bank from time to time. Such major medical insurance coverage for Shaw and his spouse remain in effect for the remainder of their natural lives;

(v) The Bank shall provide Shaw, for his personal and business use, with a late model automobile as determined by the Executive Committee or with a car allowance, in the discretion of Shaw. The automobile shall be replaced every two years by another automobile, the costs of which shall be assumed by the Bank as provided herein. The Bank shall assume the costs associated with ownership of such automobile, including, but not limited to, taxes, insurance, and maintenance, provided, however, that Shaw shall be responsible for fuel expenses incurred with his personal use of the automobile; and

(vi) The Bank shall grant to Shaw options under the Bank’s 2000 Incentive Stock Option Plan equal to forty percent (40%) of the options reserved for allocation under such Plan.

4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Shaw or the Bank to terminate Shaw’s employment at any time as provided herein, the initial term of this Agreement and Shaw’s employment with the Bank hereunder shall be for a period commencing on the date hereof and continuing for a period of five (5) years. At the end of each year during the term of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period unless written notice from the Bank or Shaw is received thirty (30) days prior to such date notifying the other party that this Agreement shall not be further extended; provided further that the Board of Directors shall annually review Shaw’s performance and shall make a specific determination pursuant to such review to permit this Agreement to renew annually.

5. Confidentiality; Noncompetition. Shaw hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the Bank’s business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Bank’s interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Shaw’s ability to compete against the Bank and on his disclosure of information about the Bank’s business and customers. For that purpose, and in consideration of the Bank’s agreements contained herein, Shaw covenants and agrees as provided below.

(a) Covenant Not to Compete. During a period of five (5) years following the effective date of termination of this Agreement or Shaw’s employment with the Bank for any reason, Shaw will not “Compete” (as defined below), directly or indirectly, with the Bank within a fifty (50) mile radius of Dunn, North Carolina (the “Relevant Market”).

For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution in making loans to any such Person; (iii) including or attempting to induce any Person who was a Customer of the Bank on the date of termination of Shaw’s employment with the Bank, to change such Customer’s depository, loan and/or other banking relationship from the Bank to another Financial Institution; (iv) acting as a consultant, officer, director, independent contractor, or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; or (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Shaw’s termination of this Agreement.

Customer. The term “Customer” means any Person with whom, as of the effective date of termination of this Agreement or during Shaw’s employment with the Bank, the Bank has or has had a depository, loan and/or other banking relationship.

Financial Institution. The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

(b) Confidentiality Covenant. Shaw covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank’s customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as “Confidential Information”) are proprietary to the Bank and are valuable, special and unique assets of the Bank’s business to which Shaw will have access during his employment with the Bank. Shaw agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) at all times during the term of his employment with the Bank and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Shaw of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Shaw will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, following the termination of Shaw’s employment with the Bank, this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Shaw was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by Shaw from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

(c) Remedies for Breach. Shaw understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5(a) and 5(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Shaw’s actual or threatened breach or violation of the covenants contained in Paragraph 5(a) or 5(b), the Bank shall be entitled to bring a civil action seeking an injunction restraining Shaw from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Shaw agrees that, if the Bank institutes any action or proceeding against Shaw seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Shaw shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

Notwithstanding anything contained herein to the contrary, Shaw agrees that the provisions of Paragraph 5(a) and 5(b) above and the remedies provided in this Paragraph 5(c) for a breach by Shaw shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(d) Survival of Covenants. Shaw’s covenants and agreements and the Bank’s rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or Shaw’s employment with the Bank.

6. Termination and Termination Pay.

(a) Shaw’s employment under this Agreement may be terminated at any time by Shaw upon ninety (90) days written notice to the Bank. Upon such termination, Shaw shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Bank, in its sole discretion, may elect for Shaw not to serve out part or all of said notice period.

(b) Shaw’s employment under this Agreement shall be terminated upon the death of Shaw during the term of this Agreement. Upon any such termination, Shaw’s estate shall be entitled to receive any compensation due to Shaw computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

(c) In the event Shaw becomes disabled during the term of his employment hereunder and it is determined by the Bank that Shaw is permanently unable to perform his duties under this Agreement, the Bank shall continue to compensate Shaw at the level of compensation described in Paragraph 2 above, and shall continue to provide Shaw each of the other benefits set forth or described in this Agreement, for the remaining term of this Agreement (or in the case of major medical insurance for Shaw and his spouse, for the remainder of their natural lives), less any other payments provided under any disability income plan of the Bank which is applicable to Shaw. In the event of any disagreement between Shaw and the Bank as to whether Shaw is physically or mentally incapacitated such as will result in the termination of Shaw’s employment pursuant to this Paragraph 6(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Shaw and the Bank or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by Shaw), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Shaw and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 6(c) .

(d) The Bank may terminate Shaw’s employment at any time for any reason with or without “Cause” (as defined below), but any termination by the Bank other than termination for “Cause”, (as defined below) shall not prejudice Shaw’s right to compensation or other benefits under this Agreement. Following any termination of Shaw’s employment by the Bank for “Cause”, Shaw shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination).

For purposes of this Paragraph 6(d), the Bank shall have “Cause” to terminate Shaw’s employment upon:

(i) A determination by the Bank, in good faith, that Shaw (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank’s business or reputation. Prior to any termination by the Bank of Shaw’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Shaw written notice which describes such breach, failure to perform or conduct and if during a period of five (5) business days following such notice Shaw cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Shaw on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Shaw shall have no right to cure such breach, failure to perform or conduct.

(ii) The violation by Shaw of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority”, including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks or any other banking regulator having legal jurisdiction over the Bank), which results from Shaw’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank’s reputation;

(iii) The commission in the course of Shaw’s employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv) The conviction of Shaw of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Shaw from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company;

(v) Shaw becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority; and,

(vi) The occurrence of any event believed by the Bank, in good faith, to have resulted in Shaw being excluded from coverage, or having coverage limited as to Shaw as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

7. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

8. Change in Control

(a) In the event of a “Change in Control” (as defined in Subparagraph (d) below), of the Bank, Shaw shall be entitled to terminate this Agreement upon the occurrence within twenty-four (24) months following a change in control of any Termination Event as defined in Subparagraph (b) below.

(b) A Termination Event shall mean the occurrence of any of the following events:

(i) Shaw is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time;

(ii) Shaw’s annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

(iii) Shaw’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to Shaw as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv) Shaw is transferred to a location outside of Dunn, North Carolina, without Shaw’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(c) In the event that Shaw terminates this Agreement or the Bank terminates this Agreement pursuant to this Paragraph 8, the Bank will be obligated to pay or cause to be paid to Shaw all amounts due and owing to the end of the term of this Agreement and an amount equal to two hundred ninety-nine percent (299%) of Shaw’s “base amount” as defined in Section 28OG(b) (3) (A) of the Internal Revenue Code of 1986, as amended (the “Code”) .

(d) For the purposes of this Agreement, the term Change in Control shall mean any of the following events:

(i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7 (j) (8) (A) of the Change in Bank Control Act of 1978)            , directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of in any manner the election of a majority of the directors of the Bank;

(ii) The Bank consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.

Notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Shaw and the Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(e) Amounts payable pursuant to this Paragraph 8 shall be paid, at the option of Shaw either in one lump sum or in equal monthly payments over the remaining term of this Agreement.

(f) Following a Termination Event which gives rise to Shaw’s rights hereunder, Shaw shall have twenty-four (24) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 8. Any such termination shall be deemed to have occurred only upon delivery to the Bank or any successor thereto, of written notice of termination which describes the Change in Control and Termination Event. If Shaw does not so terminate this Agreement within such twenty-four month period, Shaw shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

(g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on Shaw. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Shaw which are deemed to be “parachute payments” as that term is defined in Section 28OG(b) (2) of the Code, shall be modified or reduced to the extent deemed to be necessary by the Bank’s Board of Directors to avoid the imposition of an excise tax on Shaw under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 28OG(a) of the Code.

(h) In the event any dispute shall arise between Shaw and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 8, whether instituted by formal legal proceedings or otherwise, including any action taken by Shaw to enforce the terms of this Paragraph 8 or in defending against any action taken by the Bank, the Bank shall reimburse Shaw for all costs and expenses, proceedings or actions, in the event Shaw prevails in any such action.

9. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and he binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) The Bank is contracting for the unique and personal skills of Shaw. Therefore, Shaw shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

10. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

11. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

NEW CENTURY BANK

By:	/s/ C. L. Tart, Jr.
C. L. Tart, Jr., Chairman

ATTEST:

/s/ Brenda B. Bonner
Brenda B. Bonner, Secretary

/s/ John Q. Shaw, Jr.
John Q. Shaw, Jr.

EMPLOYMENT AGREEMENT AMENDMENT

This EMPLOYMENT AGREEMENT AMENDMENT (this “Amendment”) is entered into as of this 11th day of March 2004 by and between New Century Bank (the “Bank”) and John Q. Shaw (“Shaw”).

WHEREAS, the Bank and Shaw entered into an Employment Agreement dated as of May 24, 2000,

WHEREAS, the Bank and Shaw entered into an Executive Supplemental Retirement Plan Agreement dated as of March 11, 2004, but was effective July 31, 2003. (Attached as Exhibit A)

WHEREAS, as the result of a holding company reorganization the Bank became a wholly- owned subsidiary of New Century Bancorp, Inc. effective as of September 19, 2003,

WHEREAS, consistent with paragraph 10 of the May 24, 2000 Employment Agreement, the Bank and Shaw desire to amend the May 24, 2000 Employment Agreement to more closely coordinate provisions of the Executive Supplemental Retirement Plan Agreement and the Employment Agreement and to make other changes made necessary by the holding company reorganization, and

WHEREAS, the changes made by this Amendment shall become effective immediately, but in all other respects the May 24, 2000 Employment Agreement shall remain in full force and effect, unaffected by this Amendment.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. COVENANT NOT TO COMPETE SHALL NOT APPLY AFTER A CHANGE IN CONTROL. The Bank and Shaw have agreed that the covenant not to compete, which is contained in subparagraph (a) of paragraph 5 of the Employment Agreement, shall not apply after a Change in Control occurs, but the provision in clause (v) of the definition of “Compete” (prohibiting Shaw from communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Shaw’s termination of this Agreement) shall apply even after a Change in Control occurs. Accordingly, the first sentence of subparagraph (a) of paragraph 5 of the Employment Agreement is hereby deleted in its entirety and replaced by the following, but the remainder of paragraph 5 shall not be affected by this Amendment

(a) Covenant Not to Compete. For five years after the effective date of termination of this Agreement or of Shaw’s employment with the Bank for any reason, Shaw shall not Compete (as defined below), directly or indirectly, with the Bank within a 50 mile radius of Dunn, North Carolina (the “Relevant Market”);

provided, however, that anything in this Agreement to the contrary notwithstanding the covenant not to compete contained in this subparagraph (a) of paragraph 5 shall not apply if this Agreement is terminated under paragraph 8 after a Change in Control, except that the prohibition in clause (v) of the definition of “Compete” shall apply regardless of whether this Agreement is terminated under paragraph 8 after a Change in Control.

2. CLARIFICATION OF SEVERANCE PAYABLE AFTER A CHANGE IN CONTROL. The Bank and Shaw have agreed to amend subparagraph (c) of paragraph 8 of the Employment Agreement to clarify that severance compensation for termination after a Change in Control shall be 299% of Shaw’s base amount, rather than 299% of Shaw’s base amount plus continued salary for the remaining term of the Employment Agreement. Accordingly, subparagraph (c) of paragraph 8 of the Employment Agreement is deleted in its entirety and replaced by the following:

(c) If Shaw or the Bank terminates this Agreement according to this Paragraph 8, the Bank shall pay or cause to be paid to Shaw an amount equal to 299% of Shaw’s base amount, as defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. NEW DEFINITION OF CHANGE IN CONTROL. The definition of the term “Change in Control”, contained in subparagraph (d) of paragraph 8 of the Employment Agreement, is hereby deleted in its entirety and replaced by the following:

(d) The term “Change in Control” means any of the following events occur:

(i) Merger: New Century Bancorp, Inc., a North Carolina corporation of which the Bank is a wholly owned subsidiary (the “Company”), merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation,

(ii) Acquisition of Significant Share Ownership: after the date of this Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of the Company’s voting securities outstanding (but this clause (ii) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of the Company or any subsidiary). For purposes of this Agreement, “subsidiary” means an entity in which the Company beneficially owns 50% or more of the outstanding voting securities, whether the Company owns the shares directly or owns the shares indirectly through an intermediate subsidiary,

(iii) Change in Board Composition: during any period of two consecutive years, individuals who constitute the Company’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that (a) for purposes of this clause (iii) each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(iv) Sale of Assets: The Company sells to a third party all or substantially all of the Company’s assets. For this purpose, sale of all or substantially all of the Company’s assets includes sale of the shares or assets of the Bank alone;

provided, however, that a transaction or event shall not be considered a Change in Control if, before consummation or occurrence of the transaction or event, the Bank and Shaw agree in writing that the transaction or event shall not be considered a Change in Control for purposes of this Agreement.

4. AMENDMENT OF SUBPARAGRAPH (G) OF PARAGRAPH 8 TO AVOID CONFLICT BETWEEN THE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN AGREEMENT AND THE EMPLOYMENT AGREEMENT. Subparagraph (g) of paragraph 8 provides that payments made under the Employment Agreement shall be modified or reduced as necessary to avoid imposition of excise taxes on Shaw under Internal Revenue Code section 4999 and to avoid disallowance of a deduction to the Bank under Internal Revenue Code section 280G, if the payments under the Employment Agreement constitute “parachute payments” as defined in Internal Revenue Code section 280G(b)(2). In contrast, paragraph IV(B) of the Executive Supplemental Retirement Plan Agreement provides that the benefits paid to Shaw shall be increased as necessary to compensate Shaw for excise taxes that may become payable after a Change in Control, the increased benefits being referred to in paragraph IV(B) of the Executive Supplemental Retirement Plan Agreement as the “Gross-Up Payment Amount”. As a result, during the period when accelerated benefits may be payable to Shaw under the Executive Supplemental Retirement Plan Agreement after a Change in Control the potential for conflict between that agreement and the Employment Agreement exists. To avoid this potential conflict between the two agreements, the Bank and Shaw have agreed that the requirement in subparagraph (g) of paragraph 8 that payments be reduced or modified to avoid application of Internal Revenue Code sections 280G and 4999 shall not apply if the gross-up provision in paragraph IV(B) of the Executive Supplemental Retirement Plan Agreement applies. Accordingly, subparagraph (g) of paragraph 8 of the Employment Agreement is deleted in its entirety and replaced with the following:

(g) Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Shaw that are deemed to be “parachute payments”, as that term is defined in Section 280G(b)(2) of the Code, shall be modified or reduced to the extent deemed by the Bank’s Board of Directors to be necessary to avoid imposition of an excise tax on Shaw under Section 4999 of the Code or disallowance of a deduction to the Bank under Section 280G(a) of the Code; provided, however, that this subparagraph (g) shall not apply and payments to be made to or for the benefit of Shaw shall not be reduced if benefits paid or payable to Shaw under the March 11, 2004 Executive Supplemental Retirement Plan Agreement between the Bank and Shaw are, by the terms of that agreement, increased to compensate Shaw for excise taxes imposed on Shaw after a Change in Control.

5. EXPANDED LEGAL EXPENSE REIMBURSEMENT RIGHT. The Bank and Shaw have agreed to modify the legal expense reimbursement right currently contained in subparagraph (h) of paragraph 8 of the Employment Agreement. Accordingly, subparagraph (h) of paragraph 8 is deleted in its entirety and replaced by the following:

(h) The Bank is aware that upon the occurrence of a Change in Control, management of the Bank may cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Bank to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Shaw the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Bank that Shaw not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Shaw hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if after a Change in Control it appears to Shaw that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable or instituted any litigation or other legal action designed to deny, diminish or to recover from, Shaw the benefits intended to be provided to Shaw hereunder, the Bank irrevocably authorizes Shaw from time to time to retain counsel of his choice at the Bank’s expense as provided in this subparagraph (h), to represent Shaw in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. The fees and expenses of counsel selected from time to time by Shaw as herein above provided shall be paid or reimbursed to Shaw by the Bank on a regular, periodic basis upon presentation by Shaw of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $500,000. The Bank’s obligation to pay Shaw’s legal fees provided by this subparagraph (h) operates separately from, and in addition to, any legal fee reimbursement obligation the Bank or the Company may have with Shaw under any employment, severance, or other agreement.

6. Extension of Term of Agreement. The Bank and Shaw desire to amend the term of the Agreement to eliminate the automatically renewing five-year term. Accordingly, paragraph 4 of the Agreement is eliminated in its entirety and is replaced with the following:

“4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Shaw or the Bank to terminate Shaw’s employment at any time as provided herein, the term of this Agreement and Shaw’s employment with the Bank hereunder shall be for a period commencing May 24, 2000 and continuing until September 1, 2008.”

7. REMAINDER OF EMPLOYMENT AGREEMENT NOT AFFECTED. Except as amended by this Amendment, the May 24, 2000 Employment Agreement is not affected by this Amendment and remains in full force and effect.

IN WITNESS WHEREOF, the Bank and Shaw have executed this Amendment as of the date first written above.

JOHN Q. SHAW	NEW CENTURY BANK

/S/ John Q. Shaw	By:	/S/ C. L. Tart, Jr.
	Its:	Chairman of the Board